EXHIBIT 10.8(b)
OTHER COMPENSATION AND BENEFIT ARRANGEMENTS
FOR NON-EMPLOYEE DIRECTORS
The principal compensation arrangements and practices for First Horizon National Corporation’s non-employee directors generally are governed by the company’s Director Policy. Relevant portions of the Director Policy are filed as a separate exhibit. The company reimburses its directors for their expenses incurred in attending meetings. The company does not consider this to be compensatory. In addition, the following benefits have been approved by the Board as additional compensation to all or specified non-employee directors for service as a director:
1)	a personal account executive

2)	a no-fee personal checking account for the director and his or her spouse

3)	a FirstCheck debit card

4)	a no-fee VISA card

5)	no fee for a safe deposit box

6)	no fee for traveler’s checks and cashier’s checks

7)	if the Board has authorized a stock repurchase program, the repurchase of shares of the company’s common stock at the day’s volume-weighted average price with no payment of any fees or commissions if the repurchase of the director’s shares is otherwise permissible under the repurchase program that has been authorized

8)	use of tickets or other rights acquired by the Corporation or any of its subsidiaries to attend events, dinners or other functions to enhance business, marketing, or community relations; provided that the aggregate value of such tickets or rights used in any year shall not exceed $5,000 per director
Directors who are officers of the company are not separately compensated for their services as directors.